Exhibit 5.1

2049 Century Park East Los Angeles, CA 90067 United States
+1 310 552 4200	Facsimile: +1 310 552 5900

www.kirkland.com

August 18, 2026

Blue Owl Capital Inc.

399 Park Avenue

37th Floor

New York, NY 10022

Re:	Blue Owl Finance LLC – Sale of 6.750% Senior Notes due 2036

We have acted as counsel to Blue Owl Finance LLC, a Delaware limited liability company (the “Issuer”), Blue Owl Capital Inc., a Delaware corporation (the “Company”), as a guarantor, and the subsidiaries of the Company, in their capacities as guarantors, listed on Schedule I hereto (together with the Company, the “Guarantors”), in connection with the issuance and sale by the Issuer of $750,000,000 in aggregate principal amount of the Issuer’s 6.750% Senior Notes due 2036 (the “Notes”). The Notes are to be fully and unconditionally guaranteed (the “Guarantees” and, together with the Notes, the “Securities”) by the Guarantors. The Securities are being offered pursuant to an effective registration statement on Form S-3ASR (File No. 333-279546) (as amended or supplemented, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Securities are to be issued pursuant to the Indenture, dated as of April 18, 2024 (the “Base Indenture”), by and among the Issuer, the Guarantors and Wilmington Trust, National Association, as Trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of the date hereof (the “Second Supplemental Indenture”), by and among the Issuer, the Guarantors and the Trustee (together with the Base Indenture, the “Indenture”). The Securities are to be sold pursuant to that certain Underwriting Agreement, dated August 11, 2026 (the “Underwriting Agreement”), by and among the Issuer, the Guarantors and BofA Securities, Inc., Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, as representatives of the underwriters named therein.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, electronic or reproduction copies of such agreements, instruments, documents and records of the Issuer and the Guarantors, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Issuer, the Guarantors and others, in each case as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

(a)	the Base Indenture;

(b)	the Second Supplemental Indenture;

(c)	the Registration Statement;

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August 18, 2026

(d)	the preliminary prospectus supplement, dated August 11, 2026;

(e)	the pricing term sheet, dated August 11, 2026;

(f)	the final prospectus supplement, dated August 11, 2026;

(g)	the Underwriting Agreement;

(h)	the form of the Notes; and

(i)	the forms of notations of guarantee evidencing the Guarantees.

The documents referred to in items (a) through (i) above, inclusive, are referred to herein collectively as the “Documents.”

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuer and the Guarantors and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuer and the Guarantors. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Issuer and the Guarantors.

We have also assumed that:

1.	all of the parties to the Documents (other than the Issuer and the Guarantors) are validly existing and in good standing under the laws of their respective jurisdictions of organization;

2.	the parties to the Documents (other than the Issuer and the Guarantors) have the power and authority to:

(a)	execute and deliver the Documents,

(b)	perform their obligations thereunder and

(c)	consummate the transactions contemplated thereby;

3.	each of the Documents has been duly authorized, executed and delivered by each of the parties thereto (other than the Issuer and the Guarantors);

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4.

each of the Documents constitutes a valid and binding obligation of all of the parties thereto (other than as expressly addressed in the opinions below as to the Issuer and the Guarantors), enforceable against such parties in accordance with their respective terms;

5.	all of the parties to the Documents will comply with all of their obligations under the Documents and all laws applicable thereto;

6.	the Notes will be duly authenticated and delivered by the Trustee in accordance with the terms of the Indenture; and

7.	the Notes and the notations of guarantee evidencing the Guarantees will conform to the specimens thereof examined by us.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that:

1. The Notes have been duly authorized and, when executed, issued and authenticated in accordance with the terms of the Indenture and delivered and paid for in accordance with the terms of the Underwriting Agreement, will constitute binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2. The Guarantees have been duly authorized and when executed and delivered by each of the Guarantors, and when the Notes have been executed, issued and authenticated in accordance with the terms of the Indenture and delivered and paid for in accordance with the terms of the Underwriting Agreement, will constitute binding obligations of each of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) other commonly recognized statutory and judicial constraints as to enforceability, including statutes of limitations, and (iv) public policy considerations which may limit the rights of parties to obtain certain remedies.

This opinion is also based upon and expressly limited in all respects to the internal laws of the State of New York, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto, or to the effect, of the laws of any other jurisdiction or as to matters of local law or the laws of local governmental departments or agencies within the State of Delaware. The reference and limitation to Delaware law includes all applicable Delaware statutory provisions of law and reported judicial decisions interpreting these laws. We are not qualified to

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August 18, 2026

practice law in the State of Delaware and our opinions herein regarding Delaware law are limited solely to our review of provisions of the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act, which we consider normally applicable to transactions of this type, without our having made any special investigation as to the applicability of another statute, law, rule or regulation. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the sale of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present federal securities laws of the United States, the Delaware General Corporation Law, the Delaware Limited Liability Company Act or the Revised Uniform Limited Partnership Act of the State of Delaware, be changed by legislative action, judicial action or otherwise.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K to be filed by the Company with the Commission on the date hereof and its incorporation by reference into the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished to you in connection with the filing of the Current Report on Form 8-K by the Company, and its incorporation by reference into the Registration Statement, and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ KIRKLAND & ELLIS LLP

Blue Owl Finance LLC

August 18, 2026

Schedule I

Subsidiary Guarantors

1.	Blue Owl Capital GP Holdings LLC, a Delaware limited liability company

2.	Blue Owl Capital GP LLC, a Delaware limited liability company

3.	Blue Owl Capital Holdings LP, a Delaware limited partnership

4.	Blue Owl Capital Carry LP, a Delaware limited partnership

5.	Blue Owl Capital Group LLC, a Delaware limited liability company

6.	Blue Owl GPSC Holdings LLC, a Delaware limited liability company

7.	Blue Owl Capital GP Holdings LP, a Delaware limited partnership

8.	Blue Owl GP Stakes GP Holdings LLC, a Delaware limited liability company

9.	Blue Owl Real Estate Holdings LP, a Delaware limited partnership

10.	Blue Owl Real Estate GP Holdings LLC, a Delaware limited liability company

11.	Blue Owl Capital Holdings LLC, a Delaware limited liability company